Exhibit 1

Luby’s Savings and Investment Plan

Financial Statements
and Supplemental Schedule

December 31, 2006 and 2005

Luby’s Savings and Investment Plan

Report of Independent Registered Public Accounting Firm

To the Plan Administrative Committee
Luby’s Savings and Investment Plan
Houston, Texas

We have audited the accompanying statements of net assets available for benefits of Luby’s Savings and Investment Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Luby’s Savings and Investment Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audit of the 2006 financial statements was made for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule of Assets Held for Investment Purposes as of December 31, 2006, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the United States Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/Padgett, Stratemann & Co., L.L.P.
Certified Public Accountants
June 28, 2007

                  Luby’s Savings and Investment Plan

                    Statements of Net Assets Available for Benefits

                   December 31, 2006 and 2005

Assets	2006	2005

Investments - at fair value	$15,681,671	$14,938,025

Adjustment from fair value to contract value for
fully benefit-responsive investment contracts	54,165	36,788

Net assets available for benefits	$15,735,836	$14,974,813

        Notes to financial statements form an integral part of these statements.

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                  Luby’s Savings and Investment Plan

                 Statements of Net Assets Available for Benefits

                  December 31, 2006 and 2005

Additions to net assets attributed to:
Contributions:
Employee	$1,053,155
Employer	165,344

Total contributions	1,218,499

Investment income:
Net appreciateion in fair value of investments	949,125
Dividends and interest	55,152

Total investment income	1,004,277

Total additions	2,222,776

Deductions from net assets attributed to:
Benefits paid to participants	(1,452,194)
Administrativee expenses	(9,559)

Total deductions	(1,461,753)

Net increase	761,023

Net assets available for benefits at beginning of year	14,974,813

Net assets available for benefits at end of year	$15,735,836

        Notes to financial statements form an integral part of these statements.

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                    Luby’s Savings and Investment Plan

                           Notes to the Financial Statements

1.          Description of Plan

The following brief description of Luby’s Savings and Investment Plan (the “Plan”) provides only general information.  Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which covers all employees of Luby’s, Inc.
(the “Company”) and Luby’s Restaurants Limited Partnership who have completed 90 days of service and are age 21 or older.  It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions

Each year participants may elect to contribute an amount not less than 1% and not more than 15% of eligible compensation as defined by the Plan.  Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions.  Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.  Participants direct the investment of their contributions into various investment options offered by the Plan.  The Plan currently offers five collective funds and four mutual funds.  The common stock fund is no longer available for contributions.  The Company matches 25% of the first 4% of base compensation that a participant contributes to the Plan.  Additional profit sharing amounts may be contributed at the option of the Company’s Board of Directors.  Contributions are subject to certain limitations.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of the Company’s contributions and Plan earnings, and charged with an allocation of administrative expenses.  Allocations are based on participant earnings or account balances, as defined.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

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                    Luby’s Savings and Investment Plan

                           Notes to the Financial Statements

1.          Description of Plan (continued)

Vesting

Participants are vested immediately in their contributions and actual earnings thereon.  Vesting in the Company’s contributions portion of their accounts is based on years of continuous service.  A participant is 100% vested after five years of credited service.

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000, or 50% of their vested account balance.  Loans are reduced by the highest amount of any loan outstanding within the previous 12 months.  Loan terms range up to
5 years for general purpose loans or up to 15 years for the purchase of a primary residence.  The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the Plan administrator.  At loan origination, interest rates are set at prime plus 1%.  Principal and interest are paid through payroll deductions.

Payment of Benefits

On termination of service, a participant may elect to receive a lump-sum distribution equal to the value of the participant’s vested interest in their account.  Any balance under $1,000 is automatically paid out as soon as administratively possible.

Forfeited Accounts

At December 31, 2006 and 2005, forfeited nonvested accounts totaled $22,948 and $20,395, respectively.  These accounts are used to reduce employer contributions and pay the expenses of the Plan.  During 2006, $1,093 of plan expenses were paid with forfeited nonvested accounts.

Expenses of the Plan

The Plan’s administrative expenses are paid by either the Plan or the Company, as provided by the Plan document.

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                  Luby's Savings and Investment Plan

                  Notes to the Financial Statements

2.          Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company and Defined Contribution Health and Welfare and Pension Plans, (the “FSP”), investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.  As required by the FSP, the statement of net assets available for benefits presents the fair value of the investment contracts, as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value.  The statement of changes in net assets available for benefits is prepared on a contract value basis.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition

Shares of registered investment companies (mutual funds) are reported at fair value based on the quoted market price of the fund which represents the net asset value of the shares held by the fund at year-end.  Collective funds are stated at fair value as determined by the issuer based on the fair value of the underlying investments.  The pooled stock fund is reported at fair value based on the quoted market price per share at year-end. Participant loans and money market funds are valued at their outstanding balances, which approximate fair value.  Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statement of changes in net assets available for benefits as net appreciation in fair value of investments.

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                  Luby’s Savings and Investment Plan

                  Notes to the Financial Statements

2.          Summary of Significant Accounting Policies (continued)

Investment Valuation and Income Recognition (continued)

The fair value of the guaranteed investment contract is calculated by discounting the related cash flows based on current yields of similar instructions with comparable duration.

Purchases and sales of securities are recorded on a trade-date basis.  Dividends are recorded on the ex-dividend date.

Payment of Benefits

Benefits are recorded when paid.

3.          Investments

The following table presents the fair value of participant-directed investments in this Plan.  Single investments that represent 5% or more of the Plan’s net assets as of December 31, 2006 and 2005 are separately identified.

	December 31,
	2006	2005

American Funds American Balanced Fund	$3,656,796	$3,460,106
INVESCO Stable Value Fund	2,505,669	2,407,938
Columbia Acorn Fund - A	1,923,315	1,692,943
AIM S&P 500 Index Investors Fund	1,900,881	1,683,482
Luby's, Inc. Pooled Stock Fund	1,645,608	2,412,294
American Funds EuroPacific Fund	1,525,711	1,211,811
Participant loans	992,373	788,657
Other investments	1,585,483	1,317,582

	$15,735,836	$14,974,813

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                  Luby's Savings and Investment Plan

                  Notes to the Financial Statements

3.          Investments (continued)

During 2006, the Plan’s investments appreciated in fair value by $949,125 as follows:

Collective investment trusts and mutual funds	$1,715,811
Common stock	(766,686)

$949,125

4.          Investment Contract With Insurance Company

In 2004, the Plan entered into a benefit-responsive investment contract with AMVESCAP National Trust Company (the “Trust”), the INVESCO Stable Value Fund.  The Trust maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The guaranteed investment contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

As described in note 2, because the guaranteed investment contract is fully benefit-responsive, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the guaranteed investment contract.  Contract value, as reported to the Plan by the Trust, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.  Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (1) amendments to the plan documents, including complete or partial plan termination or merger with another plan; (2) changes to plan’s prohibition on competing investment options or deletion of equity wash provisions; (3) bankruptcy of the plan sponsor or other plan sponsor events, for example, divestitures or spin-offs of a subsidiary, that cause a significant withdrawal from the plan; or (4) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The average yield and crediting interest rates were approximately 4.56% for 2006 and 4.34% for 2005.

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                  Luby’s Savings and Investment Plan

                  Notes to the Financial Statements

5.          Related-Party Transactions

Certain Plan investments are shares of mutual funds managed by American Funds.  American Funds is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.  Administrative expenses paid by the Plan amounted to $9,559 for the year ended December 31, 2006.

6.          Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants would become 100% vested in their accounts.

7.          Tax Status

The Internal Revenue Service has determined and informed the Company, by a letter dated September 17, 2002, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (the “IRC”).  Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

8.          Risks and Uncertainties

The Plan invests in various investment instruments.  Investment securities are exposed to various risks, such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

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Supplemental Schedule

                      Luby’s Savings and Investment Plan

                  Schedule H, Part IV(i) – Schedule of Assets Held for Investment Purposes

                  EIN:  74-1335253

                  Plan No.:  003

                    December 31, 2006

(a)	(b)	(c)	(d)	(e)

		Description of
		Investment Including
	Identity of Issuer,	Maturity Date, Rate of
	Borrower, Lessor,	Interest, Collateral,		Current
	or Similar Party	Par,or Maturity Date		Value

	American Funds*	American Balanced Fund		$3,656,796
		(192,971 shares)

	INVESCO	Stable Value Fund		2,505,669
		(2,505,669 shares)

	Columbia	Acorn Fund - A		1,923,315
		(66,275 shares)

	AIM	S&P 500 Index Investor Fund		1,900,881
		(128,786 shares)

	Luby's, Inc. Pooled	Common stock		1,645,608
	Stock Fund*	(151,112 shares)

	American Funds*	EuroPacific Fund		1,525,711
		(33,451 shares)

	American Funds*	Growth fund		726,534
		(22,570 shares)

	American Funds*	Washington Mutual		235,279
		(6,802 shares)

	American Funds*	Small Cap World Fund		333,172
		(8,715 shares)

	American Funds*	Bond Fund		290,498
		(21,809 shares)

	Participants loans*	Interest accrued at prime rate plus 1.0%,		992,373
		varying maturity dates, 5.0%-10.5%
		charged during 2006

*Party-in-interest

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